EXHIBIT 21.1

REFOCUS GROUP, INC.

SUBSIDIARIES OF THE CORPORATION

AS OF MARCH 26, 2004

All subsidiaries are 100% owned:

PC Lens Corp (Delaware)

Refocus Ocular, Inc. (Delaware)

Presby Corp Europe – SPRL (Belgium)